The business integration described in this press release involves securities of foreign companies.  The offer is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial information included in this document, if any, has been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country and all of its officers and directors are residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the transaction described below, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only.  While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

August 10, 2016

Press Release
Company Name: Idemitsu Kosan Co., Ltd.

Correspondence and opinion regarding reports published by major shareholders on August 3 and August 9, 2016

In a meeting held between major shareholders of our company and our company’s management on July 11, 2016, we and the major shareholders agreed to continue holding discussions.  After the meeting and based on that agreement, we contacted the agent of the major shareholders to hold further discussions via multiple methods of communication on several occasions.  However, we did not receive any response from either the agent or the major shareholders.  Under the foregoing circumstances, the agent of the major shareholders published reports on August 3 and August 9, 2016 (the “Reports”).  Our correspondence and opinion regarding those Reports are as follows.

1.
Since July 11, 2016, we and the agent of our company have repeatedly tried to contact the agent of the major shareholders to hold discussions by post mail, telephone and e-mail.  However, the agent of the major shareholders refused to hold any discussions.  According to the agent of the major shareholders, the major shareholders will not hold discussions with us because they are concerned that any discussions would violate insider trading rules.  However, we believe it is extremely unreasonable to the common interests of all stakeholders of our company if the parties do not discuss the important issue of raising the value of our company.  We hope the agent of our company will be able to have a conversation with the agent of the major shareholders to determine the timing and content of the next discussion between the major shareholders and our company’s management.  We are also of the opinion that any discussions between the aforementioned agents will not result in any violations of insider trading rules.

2.	On August 5, 2016, the agent of our company sent certified mail to the agent of the major shareholders but the mail was returned unopened. The contents of the mail were as follows:

✓	Inquiries for the minimum information necessary to confirm the facts written in the report published on August 3, 2016; and
✓	A request to immediately hold a meeting between both agents to determine the timing and content of the next discussion.

We are of the opinion that both we and the major shareholders have the same goal of developing the company’s value, and we sincerely hope that we can promptly resume discussions with the major shareholders.
As such, we are planning to thoroughly check and confirm the content of the Reports and to continue our efforts to communicate with the major shareholders in good faith.

(For your reference, attached to this press release is information regarding the Statements of Large-Volume Holdings submitted by the major shareholders on July 5, 2016 and August 8, 2016 relating to their ownership and voting arrangements regarding their shares.)

End

For inquiries regarding this press release, please contact

Public Relations Section, Public Relations & CSR Affairs Office, Idemitsu Kosan Co., Ltd.
TEL: +81-3-3213-3115
http://www.idemitsu.com/
Attachment

(Reference)

①           According to the Statement of Large-Volume Holdings (the Statement of Changes) submitted by Nissho Kosan K.K., Idemitsu Museum of Arts Foundation, Idemitsu Culture and Welfare Foundation and Shosuke Idemitsu in their joint names dated as of July 5, 2016, Idemitsu Museum of Arts Foundation, Idemitsu Culture and Welfare Foundation and Shosuke Idemitsu agreed to entrust the execution of their rights as shareholders of our company in the 101st Ordinary General Meeting of Shareholders (June 28, 2016) to Nissho Kosan K.K., and Nissho Kosan K.K. agreed to undertake the exercise of their rights as shareholders.  The content of the Statement of Large-Volume Holdings (the Statement of Changes) is as follows:

Name	Address	Number of shares held	Ratio of the number of shares held to number of shares issued (%)
Nissho Kosan K.K.	1-3-6 Kitaaoyama, Minato-ku, Tokyo	27,120,000	16.95
Idemitsu Culture and Welfare Foundation	3-4-15 Aobadai, Meguro-ku, Tokyo	12,392,400	7.75
Idemitsu Museum of Arts Foundation	3-1-1 Marunouchi, Chiyoda-ku, Tokyo	8,000,000	5.00
Shosuke Idemitsu	Minato-ku, Tokyo	1,928,000	1.21
Total	──	49,440,400	30.90

According to the Statement of Large-Volume Holdings (the Statement of Changes) submitted by the parties mentioned above and Shosuke Idemitsu in their joint names dated as of the day set forth above, the agreement to jointly exercise their rights as the shareholders ended upon the conclusion of the 101st Ordinary General Meeting of Shareholders (June 28, 2016.)

②           According to the Statement of Large-Volume Holdings (the Statement of Changes) submitted by Nissho Kosan K.K., Shosuke Idemitsu, Masakazu Idemitsu and Masamichi Idemitsu in their joint names dated as of August 8, 2016, the parties (Nissho Kosan K.K., Shosuke Idemitsu, Masakazu Idemitsu and Masamichi Idemitsu) agreed on August 1, 2016 to oppose the business integration in the form of a merger, etc., that our company is planning to conduct with Showa Shell Sekiyu K.K. in the future and, accordingly, to jointly exercise their voting and other rights in the Extraordinary Meeting of Shareholders at which the business integration is to be discussed.  The content of the Statement of Large-Volume Holdings (the Statement of Changes) is as follows:

Name	Address	Number of shares held	Ratio of the number of shares held to number of shares issued (%)
Nissho Kosan K.K.	1-3-6 Kitaaoyama, Minato-ku, Tokyo	27,120,000	16.95
Shosuke Idemitsu	Minato-ku, Tokyo	1,928,000	1.21
Masakazu Idemitsu	Minato-ku, Tokyo	2,416,000	1.51
Masamichi Idemitsu	Minato-ku, Tokyo	2,416,000	1.51
Total	──	33,880,000	21.18

Note: The above information includes “forward-looking statements” that reflect the plans and expectations of Idemitsu Kosan Co., Ltd. (“Idemitsu”) and Showa Shell Sekiyu K.K. (“Showa Shell”) in relation to, and the benefits resulting from, their business integration described above. To the extent that these statements do not relate to historical or current facts, they constitute forward-looking statements. These forward-looking statements are based on the current assumptions and beliefs of Idemitsu and Showa Shell in light of the information currently available to them, and involve known and unknown risks, uncertainties and other factors. Idemitsu and Showa Shell undertake no obligation to publicly update any forward-looking statements after the date of this document. Investors are advised to consult any further disclosures by Idemitsu or Showa Shell in their subsequent domestic filings in Japan and filings with the U.S. Securities and Exchange Commission.